Exhibit 99.1

FOR IMMEDIATE RELEASE
February 9, 2017	Nasdaq Capital Markets - GTIM

GOOD TIMES RESTAURANTS REPORTS Q1 RESULTS
Total Revenues +20% with Restaurant Level Operating Profit +17% in Q1*
Adjusted EBITDA +93% in Q1 *
Conference Call Thursday, February 9, 2017, at 3:00 p.m. MST/5:00 p.m. EST

(DENVER, CO) Good Times Restaurants Inc. (Nasdaq: GTIM), operator of Good Times Burgers & Frozen Custard, a regional quick service restaurant chain focused on fresh, high quality, all natural products and Bad Daddy’s Burger Bar, a full service, upscale concept today announced its preliminary unaudited financial results for the first fiscal quarter ended December 27, 2016.

Key highlights of the Company’s financial results include:

•	Same store sales for company-owned Good Times restaurants decreased 0.5% for the quarter on top of last year’s increase of 4.8%

•	Same store sales for company-owned Bad Daddy’s restaurants increased 2.0% for the quarter on top of last year’s increase of 6.5%

•	Total revenues increased 20% to $16,555,000 for the quarter

•	The Company opened one new Bad Daddy’s restaurants during the quarter and has opened one additional restaurant after the quarter ended

•	Sales for the Bad Daddy’s restaurants for the quarter were $9,511,000 and Bad Daddy’s Restaurant Level Operating Profit (a non-GAAP measure) was $1,419,000 or 14.9% as a percent of sales *

•	Adjusted EBITDA (a non-GAAP measure) for the quarter increased 93% to $472,000 from $245,000 for the quarter*

•	The Company ended the quarter with $3.5 million in cash and virtually no long-term debt

Boyd Hoback, President & CEO said “Given the ongoing macro consumer spending and competitive discounting challenges in both segments in which we operate, we are right on track with our expectations for our same store sales and operating margins.  For the first six weeks of our second fiscal quarter, Bad Daddy’s same store sales are +2.3% and Good Times are -1.6%.  We’ve opened two new Bad Daddy’s so far this year, with our latest in Fayetteville opening at near record sales volumes. We have two more Bad Daddy’s under construction in Colorado, one under construction in Raleigh, North Carolina with two leases awaiting developer turnover to us in Charlotte, North Carolina, and we are finalizing leases in Atlanta, Nebraska and Oklahoma for fiscal 2017 and 2018 development.  We have one new Good Times under construction in Greeley, Colorado that will open in March.”

Commenting on the Company’s guidance for fiscal 2017, Hoback added “We’ve modified our fiscal 2017 guidance based on adjusting our planned store weeks from our original forecast based on our Midwest and Southeast development, but we have accelerated our site development for the balance of this year and next year in several markets.  We don’t anticipate that will be material to our longer term sales and profitability growth as we anticipate we will capture much more advantageous operating margins due to much lower front of the house labor costs in these new markets.”

Fiscal 2017 Outlook:

The Company provides the following guidance for fiscal 2017:

•	Total revenues of approximately $78 million to $80 million with a year-end revenue run rate of approximately $92 million to $94 million

•	Total revenue estimates assume same store sales of approximately +1% to +2% for Good Times ranging from -1% to +1% in Q1 and Q2 and +3% to +3.5% in Q3 and Q4 and +1% to +2% for Bad Daddy’s

•	General and administrative expenses of approximately $7.0 million to $7.2 million, including approximately $800,000 of non-cash equity compensation expense

•	The opening of 8 to 9 new Bad Daddy’s restaurants (including 2 joint venture units) and 1 new Good Times restaurant

•	Total Adjusted EBITDA* of approximately $4.0 million to $4.5 million

•	Restaurant pre-opening expenses of approximately $3 million

•	Capital expenditures (net of tenant improvement allowances) of approximately $12 million including approximately $2.0 million related to fiscal 2018 development

•	Fiscal year end long term debt of approximately $6 million

*For a reconciliation of restaurant level operating profit and Adjusted EBITDA to the most directly comparable financial measures presented in accordance with GAAP and a discussion of why the Company considers them useful, see the financial information schedules accompanying this release.

Conference Call: Management will host a conference call to discuss its first quarter 2017 financial results on Thursday, February 9 at 3:00 p.m. MST/5:00 p.m. EST.  Hosting the call will be Boyd Hoback, President and Chief Executive Officer, and Jim Zielke, Chief Financial Officer.

The conference call can be accessed live over the phone by dialing (888) 339-0806 and requesting the Good Times Restaurants (GTIM) call.  The conference call will also be webcast live from the Company's corporate website www.goodtimesburgers.com under the Investor section.  An archive of the webcast will be available at the same location on the corporate website shortly after the call has concluded.

About Good Times Restaurants Inc.: Good Times Restaurants Inc. (GTIM) operates Good Times Burgers & Frozen Custard, a regional chain of quick service restaurants located primarily in Colorado, in its wholly owned subsidiary, Good Times Drive Thru Inc.  Good Times provides a menu of high quality all natural hamburgers, 100% all natural chicken tenderloins, fresh frozen custard, natural cut fries, fresh lemonades and other unique offerings.  Good Times currently operates and franchises a total of 37 restaurants.

GTIM owns, operates, franchises and licenses 20 Bad Daddy’s Burger Bar restaurants through its wholly-owned subsidiaries.  Bad Daddy’s Burger Bar is a full service, upscale, “small box” restaurant concept featuring a chef driven menu of gourmet signature burgers, chopped salads, appetizers and sandwiches with a full bar and a focus on a selection of craft microbrew beers in a high energy atmosphere that appeals to a broad consumer base.

Good Times Forward Looking Statements: This press release contains forward looking statements within the meaning of federal securities laws.  The words “intend,” “may,” “believe,” “will,” “should,” “anticipate,” “expect,” “seek” and similar expressions are intended to identify forward looking statements.  These statements involve known and unknown risks, which may cause the Company’s actual results to differ materially from results expressed or implied by the forward looking statements.  These risks include such factors as the uncertain nature of current restaurant development plans and the ability to implement those plans and integrate new restaurants, delays in developing and opening new restaurants because of weather, local permitting or other reasons, increased competition, cost increases or shortages in raw food products, and other matters discussed under the “Risk Factors” section of Good Times’ Annual Report on Form 10-K for the fiscal year ended September 27, 2016 filed with the SEC.  Although Good Times may from time to time voluntarily update its forward looking statements, it disclaims any commitment to do so except as required by securities laws.

GOOD TIMES RESTAURANTS INC INVESTOR RELATIONS CONTACTS:
Boyd E. Hoback, President and CEO, (303) 384-1411
Jim Zielke, Chief Financial Officer (303) 384-1432
Christi Pennington (303) 384-1440

Good Times Restaurants Inc.
Unaudited Supplemental Information
(In thousands, except per share amounts)

	Fiscal first quarter
Statement of Operations	2017	2016
Net revenues:
Restaurant sales	$16,386	$13,656
Franchise revenues	169	182
Total net revenues	16,555	13,838

Restaurant Operating Costs:
Food and packaging costs	5,155	4,505
Payroll and other employee benefit costs	5,995	4,772
Restaurant occupancy costs	1,294	1,062
Other restaurant operating costs	1,528	1,251
Preopening costs	351	725
Depreciation and amortization	630	459
Total restaurant operating costs	14,953	12,774

General and administrative costs	1,645	1,606
Advertising costs	412	366
Franchise costs	24	27
Loss on disposal of restaurants and equipment	(6)	(5)
Loss from operations	(473)	(930)

Other income (expense):
Interest income (expense), net	(20)	(30)
Other expense	0	(1)
Total other income (expense), net	(20)	(31)
Net loss	$(493)	$(961)
Loss attributable to non-controlling interests	(140)	(163)
Net loss attributable to common shareholders	$(633)	$(1,124)

Basic and diluted loss per share	$(0.05)	$(0.09)

Basic and diluted weighted average common shares outstanding	12,288	12,260

Good Times Restaurants Inc.
Unaudited Supplemental Information
(In thousands)

	December 27,	September 27,
Balance Sheet Data	2016	2016
Cash & cash equivalents	$3,517	$6,330
Current assets	5,183	7,793
Property and Equipment, net	23,310	19,692
Other assets	19,367	19,392
Total assets	$47,860	$46,877

Current liabilities, including capital lease obligations and long-term debt due within one year	6,085	5,122
Long-term debt due after one year	52	19
Other liabilities	4,251	3,938
Total liabilities	$10,388	$9,079
Stockholders’ equity	$37,472	$37,798

Supplemental Information:

	Good Times Burgers & Frozen Custard		Bad Daddy’s Burger Bar
	Fiscal first quarter
	2017	2016	2017	2016
Restaurant Sales (in thousands)	$6,875	$6,947	$9,511	$6,709
Restaurants open during period	-	-	1	2
Restaurants open at period end	27	27	17	12
Restaurant operating weeks	351.0	354.9	210.0	145.3
Average weekly sales per restaurant (in thousands)	$19.6	$19.6	$45.3	$46.2

Reconciliation of Non-GAAP Measurements to US GAAP Results

Reconciliation of Non-GAAP Restaurant-Level Operating Profit to Income from Operations
(In thousands, except percentage data)

	Good Times Burgers & Frozen Custard				Bad Daddy’s Burger Bar				Good Times Restaurants Inc.
	------------------------------------------------------------------Fiscal first quarter----------------------------------------------------------------
	2017		2016		2017		2016		2017	2016
Restaurant Sales	$6,875	100.0%	$6,947	100.0%	$9,511	100.0%	$6,709	100.0%	$16,386	$13,656
Restaurant Operating Costs (exclusive of depreciation and amortization shown separately below):
Food and packaging costs	2,211	32.2%	2,313	33.3%	2,944	31.0%	2,192	32.7%	5,155	4,505
Payroll and other employee benefit costs	2,398	34.9%	2,300	33.1%	3,597	37.8%	2,472	36.8%	5,995	4,772
Restaurant occupancy costs	666	9.7%	656	9.4%	628	6.6%	406	6.1%	1,294	1,062
Other restaurant operating costs	605	8.8%	588	8.5%	923	9.7%	663	9.9%	1,528	1,251
Restaurant-level operating profit	$995	14.5%	$1,090	15.7%	$1,419	14.9%	$976	14.5%	2,414	2,066
Franchise royalty income, net									169	182
Deduct - Other operating:
Depreciation and amortization									630	459
General and administrative									1,645	1,606
Advertising costs									412	366
Franchise costs									24	27
Gain on restaurant asset sale									(6)	(5)
Preopening costs									351	725
Total other operating									3,056	3.178
Income from Operations									$(473)	$(930)

Certain percentage amounts in the table above do not total due to rounding as well as the fact that restaurant operating costs are expressed as a percentage of restaurant revenues, as opposed to total revenues.

The Company believes that restaurant-level operating profit is an important measure for management and investors because it is widely regarded in the restaurant industry as a useful metric by which to evaluate restaurant-level operating efficiency and performance. The Company defines restaurant-level operating profit to be restaurant revenues minus restaurant-level operating costs, excluding restaurant closures and impairment costs. The measure includes restaurant level occupancy costs, which include fixed rents, percentage rents, common area maintenance charges, real estate and personal property taxes, general liability insurance and other property costs, but excludes depreciation.  The measure excludes depreciation and amortization expense, substantially all of which is related to restaurant level assets, because such expenses represent historical sunk costs which do not reflect current cash outlay for the restaurants. The measure also excludes selling, general and administrative costs, and therefore excludes occupancy costs associated with selling, general and administrative functions, and pre-opening costs. The Company excludes restaurant closure costs as they do not represent a component of the efficiency of continuing operations. Restaurant impairment costs are excluded, because, similar to depreciation and amortization, they represent a non-cash charge for the Company’s investment in its restaurants and not a component of the efficiency of restaurant operations. Restaurant-level operating profit is not a measurement determined in accordance with generally accepted accounting principles (“GAAP”) and should not be considered in isolation, or as an alternative, to income from operations or net income as indicators of financial performance. Restaurant-level operating profit as presented may not be comparable to other similarly titled measures of other companies. The tables above set forth certain unaudited information for the fiscal first quarters for fiscal 2017 and fiscal 2016, expressed as a percentage of total revenues, except for the components of restaurant operating costs, which are expressed as a percentage of restaurant revenues.

Reconciliation of Net Loss to Non-GAAP Adjusted EBITDA
(In thousands)

Good Times Restaurants Inc.
	Fiscal first quarter
	2017	2016
Net loss as reported	$(633)	$(1,124)
Adjustments to net loss:
Depreciation and amortization	602	427
Interest expense, net	20	30
EBITDA	$(11)	$(667)
Preopening costs	293	725
Non-cash stock based compensation	199	177
GAAP rent in excess of cash rent	(3)	15
Non-cash disposal of assets	(6)	(5)
Adjusted EBITDA	$472	$245

Adjusted EBITDA is a supplemental measure of operating performance that does not represent and should not be considered as an alternative to net income or cash flow from operations, as determined by GAAP, and our calculation thereof may not be comparable to that reported by other companies. This measure is presented because we believe that investors' understanding of our performance is enhanced by including this non-GAAP financial measure as a reasonable basis for evaluating our ongoing results of operations.

Adjusted EBITDA is calculated as net income before interest expense, provision for income taxes and depreciation and amortization and further adjustments to reflect the additions and eliminations presented in the table above.

Adjusted EBITDA is presented because: (i) we believe it is a useful measure for investors to assess the operating performance of our business without the effect of non-cash charges such as depreciation and amortization expenses and asset disposals, closure costs and restaurant impairments and (ii) we use adjusted EBITDA internally as a benchmark for certain of our cash incentive plans and to evaluate our operating performance or compare our performance to that of our competitors. The use of adjusted EBITDA as a performance measure permits a comparative assessment of our operating performance relative to our performance based on our GAAP results, while isolating the effects of some items that vary from period to period without any correlation to core operating performance or that vary widely among similar companies. Companies within our industry exhibit significant variations with respect to capital structures and cost of capital (which affect interest expense and income tax rates) and differences in book depreciation of property, plant and equipment (which affect relative depreciation expense), including significant differences in the depreciable lives of similar assets among various companies. Our management believes that adjusted EBITDA facilitates company-to-company comparisons within our industry by eliminating some of these foregoing variations. Adjusted EBITDA as presented may not be comparable to other similarly-titled measures of other companies, and our presentation of adjusted EBITDA should not be construed as an inference that our future results will be unaffected by excluded or unusual items.